Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-227952),
(2)	Registration Statement (Form S-8 No. 333-212019) pertaining to the Verra Mobility Corporation 2018 Equity Incentive Plan;

of our report dated March 1, 2021, except for Note 2, as to which the date is May 14, 2021, with respect to the consolidated financial statements and schedule of Verra Mobility Corporation, and our report dated March 1, 2021, except for the effect of the material weakness described in the fourth paragraph therein, as to which the date is May 14, 2021, with respect to the effectiveness of internal control over financial reporting of Verra Mobility Corporation, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 14, 2021